UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

NAC GLOBAL TECHNOLOGIES, INC.

(Name of Registrant as Specified In Charter)

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NAC GLOBAL TECHNOLOGIES, INC.

4720 Salisbury Road

Jacksonville, FL 32256

To the Holders of Common Stock of NAC Global Technologies, Inc.:

This Information Statement is being circulated to inform the stockholders of actions already approved by written consent of the majority stockholders holding 60.28% of the outstanding shares of our common stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until at least 20 calendar days after the mailing of this Information Statement to our stockholders, warrant holders and note holders. Therefore, this Information Statement is being sent to you for informational purposes only.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The actions to be effective at least 20 days after the mailing of this Information Statement are:

To effect shareholder approval of the Company’s 2015 Incentive Compensation Plan, designed for the benefit of our employees, directors and consultants.

Attached hereto for your review is an Information Statement relating to the above described action.

By Order of the Board of Directors,

/s/ Vincent Genovese

Vincent Genovese

Chief Executive Officer

December [*], 2015

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

(Preliminary)

December [*], 2015

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of the common stock, par value $0.001 per share (the “Common Stock”), of NAC Global Technologies, Inc., a Nevada corporation (the “Company”), to notify such Stockholders of the following:

On October 29, 2015, the Company received written consents in lieu of a meeting of Stockholders from stockholders holding 60.28% of the outstanding shares of our Common Stock. This represents approximately 21,257,531 of the shares of the 35,262,014 total issued and outstanding shares of Common Stock of the Company (the “Majority Stockholders”), to adopt a 2015 Incentive Compensation Plan, designed for the benefit of our employees, directors and consultants

On October 29, 2015, the Board of Directors of the Company approved the above-mentioned action, subject to Stockholder approval. The Majority Stockholders approved the action by written consent in lieu of a meeting on October 29, 2015, in accordance with Section 78.320 of the Nevada Revised Statutes, as amended (the “NRS”).  Accordingly, your consent is not required and is not being solicited in connection with the approval of the action

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company (the “Board”) believes that the stockholders of the Company will benefit if the Company adopts the 2015 Incentive Compensation Plan (the “Incentive Compensation Plan”), designed for the benefit of our employees, directors and consultants as the Incentive Compensation Plan will encourage our employees, directors and consultants to own shares of our Common Stock which will foster broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the Incentive Compensation Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

Accordingly, it was the Board's opinion that the corporate action described above would better position the Company to provide the stockholders of the Company with the greatest potential return. The Board and the Majority Stockholders approved the above actions on October 29, 2015.

ACTIONS TO BE TAKEN

This Information Statement contains a brief summary of the material aspects of the actions approved by the Board and the Majority Stockholders.

ADOPTION OF THE COMPANY’S INCENTIVE COMPENSATION PLAN

General

The Board has approved and recommends to the stockholders a proposal adopting the Incentive Compensation Plan. The Board believes that encouraging our employees, directors and consultants to own shares of our Common Stock fosters broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the Incentive Compensation Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

Reasons for Adoption the Incentive Compensation Plan

The Incentive Compensation Plan is proposed to enable us to provide a means to continue to attract able directors, employees, and consultants and to provide a means whereby those individuals upon whom the responsibilities rest for our successful administration and management, and whose present and potential contributions are of importance, can acquire and maintain Common Stock ownership, thereby strengthening their concern for our welfare. A further purpose of the Incentive Compensation Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance our profitable growth. Accordingly, the Incentive Compensation Plan provides for the following: discretionary grants to our (or our affiliates’) employees, consultants, and directors of (a) shares of Common Stock that are subject to restrictions on disposition and forfeiture to us under certain circumstances (“Restricted Stock”) or (b) stock options that do not constitute Incentive Stock Options (“Non-statutory Stock Options”).

Potential Impacts the Incentive Compensation Plan

Below is a summary of the terms of the Incentive Compensation Plan that is qualified in its entirety by reference to the full text of the Incentive Compensation Plan which is attached to this Proxy Statement as Appendix A.

Administration

The Incentive Compensation Plan will be administered by the Board. The Board will have full authority, subject to the terms of the Incentive Compensation Plan, to establish rules and regulations for the proper administration of the Incentive Compensation Plan, to select the employees, directors and consultants to whom awards are granted, and to set the dates of grants, the types of awards that shall be made and the other terms of the awards. When granting awards, the Board will consider such factors as an individual’s duties and present and potential contributions to our success and such other factors as the Board in its discretion shall deem relevant. The Board may also correct any defect or supply any omission or reconcile any inconsistency in the Incentive Compensation Plan or in any agreement relating to an award in the manner and to the extent it shall deem expedient to carry it into effect.

Number of Shares Subject to the Incentive Compensation Plan and Award Limits

The aggregate maximum number of shares of Common Stock that may be issued under the Incentive Compensation Plan will be limited to shares of Common Stock equal to $2,500,000; provided, however, that the maximum number of shares of Common Stock (including shares of common stock underlying options) with respect to which awards may be granted to any participant in any year is shares of Common Stock equal to $250,000. The number of shares of Common Stock that are the subject of awards under the Incentive Compensation Plan which are forfeited or terminated, expire unexercised, are settled in cash in lieu of shares of Common Stock or in a manner such that all or some of the shares covered by an award are not issued to a participant or are exchanged for awards that do not involve shares will again immediately become available to be issued pursuant to awards granted under the Incentive Compensation Plan. If shares of Common Stock are withheld from payment of an award to satisfy tax obligations with respect to the award, those shares will be treated as shares that have been issued under the Incentive Compensation Plan and will not again be available for issuance under the Incentive Compensation Plan.

The limitations described above may be adjusted upon a subdivision or consolidation of shares of Common Stock or other capital readjustment, the payment of a stock dividend on Common Stock, or other increase or reduction in the number of shares of Common Stock outstanding without receipt of consideration by our company.

Eligibility

All of our (and our affiliates’) employees, directors and consultants are eligible to participate in the Incentive Compensation Plan. The selection of those employees, directors and consultants, from among those eligible, who will receive any awards in any combination, is within the discretion of the Board. We currently have one (1) executive officer, two (2) non-employee directors and approximately three (3) other employees that would be eligible to participate in the Incentive Compensation Plan.

Term of Incentive Compensation Plan

The Incentive Compensation Plan became effective as of October 29, 2015, the date the Board approved it and will be considered to have qualified as a stockholder approved incentive plan as of December [XX], 2015, twenty days (20) following the mailing of this Information Statement.  At the time a grant of an award is made, the Board shall determine the duration of the period (if Restricted Stock are being awarded) during which, and the conditions under which, the Restricted Stock shall vest and no longer be subject to forfeiture to the Company. The maximum period during which an option may be exercised shall be ten (10) years from the date such option was granted.

Restricted Stock

a. Transfer Restrictions and Forfeiture Obligations.  Pursuant to a Restricted Stock award, shares of Common Stock will be issued or delivered to the employee, director or consultant at the time the award is made without any payment to us (other than for any payment amount determined by the Board in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender such shares to us as may be determined in the discretion of the Board. The Board may provide that the restrictions on disposition and the obligations to forfeit the shares will lapse based on (i) the attainment of one or more performance measures established by the Board, (ii) the continued employment or service with us or our affiliates for a specified period or (iii) the occurrence of any event or the satisfaction of any other condition specified by the Board in its sole discretion. At the time of such award, the Board may, in its sole discretion, prescribe additional terms, conditions, or restrictions relating to Restricted Stock awards, including rules pertaining to the effect of the termination of employment or service as a director or consultant of a recipient of Restricted Stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

b. Other Terms and Conditions.  The Board may establish other terms and conditions for the issuance of Restricted Stock under the Incentive Compensation Plan.

Non-Statutory Stock Options

Term of Option.  The term of each option will be as specified by the Date at the date of grant but shall not be exercisable more than ten (10) years after the date of grant. The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the option agreement that evidences each option grant.

Option Price.  The option price will be determined by the Board and, in the case of an Incentive Stock Option, may not be less than the fair market value of a share of Common Stock on the date that the option is granted.

Size of Grant.  Subject to the limitations described above under the section “Number of Shares Subject to the Incentive Compensation Plan and Award Limits,” the number of shares for which an option is granted to an employee, director or consultant will be determined by the Board.

Option Agreement.  All options will be evidenced by a written agreement containing provisions consistent with the Incentive Compensation Plan and such other provisions as the Board deems appropriate.

Transferability

An Incentive Stock Option is not transferable other than by pursuant to a qualified domestic relations order, or with the consent of the Board (as to certain family transfers, or otherwise).

Amendments

The Board may from time to time amend the Incentive Compensation Plan without stockholder approval except to the extent that stockholder approval is required to satisfy applicable requirements imposed by (a) Rule 16b-3 under the Exchange Act, or any successor rule or regulation; or (b) the rules of any exchange on or through which the Common Stock are then listed or traded. If the Incentive Compensation Plan is terminated, the terms of the Incentive Compensation Plan, notwithstanding such termination, shall continue to apply to awards granted prior to such termination.

Federal Income Tax Aspects of the Incentive Compensation Plan

The following discussion summarizes certain material U.S. federal income tax consequences to us and U.S. holders with respect to the acquisition, ownership, exercise or disposition of awards which may be granted under the Incentive Compensation Plan. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and rulings promulgated thereunder, all of which are subject to change (possibly with retroactive effect) or different interpretations. Options with exercise prices less than the fair market value of Common Stock on the dates of grant, and certain other awards that may be granted pursuant to the Incentive Compensation Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and guidance promulgated thereunder. We do not currently intend to grant such awards under the Incentive Compensation Plan, but if, in the future, we do grant such awards we anticipate they will likely be designed to comply with those restrictions and to avoid the additional taxes imposed by Section 409A. This summary reflects generally contemplated consequences and does not purport to deal with all aspect of U.S. federal income taxation that may be relevant to an individual award holder’s situation, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Restricted Stock.  The recipient of a Restricted Stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time, and, subject to Section 162(m), we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m), deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of Common Stock on the date of the award, in which case (a) subject to Section 162(m), we will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock award and is irrevocable.

Non-statutory Stock Options.  As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option, and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. Upon the exercise of a Non-statutory Stock Option, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option.

Section 162(m).  Generally, Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m)). Our Section 162(m) covered employees are the principal executive officer and our three next highest-paid officers other than the principal financial officer. The Section 162(m) deduction limitation does not apply to certain performance-based compensation that satisfies certain requirements of Section 162(m). The Incentive Compensation Plan is designed to permit the Board to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m). Approval of this proposal by our stockholders will constitute approval of Incentive Compensation Plan itself and approval of the material terms under which remuneration may be paid under the Incentive Compensation Plan, including performance goals, pursuant to Section 162(m). Based on Section 162(m) and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of Non-statutory Stock Options granted by the Board under the Incentive Compensation Plan generally should not be limited by Section 162(m). Further, we intend that compensation income generated in connection with Performance Awards granted by the Board under the Incentive Compensation Plan (whether they are structured as performance-based restricted stock, restricted stock units or otherwise) generally should not be limited by Section 162(m).

The Incentive Compensation Plan is not qualified under Section 401(a) of the Code. Based upon current law and published interpretations, we do not believe that the Incentive Compensation Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the Incentive Compensation Plan. No consideration has been given to the effects of state, local, or other tax laws on the Incentive Compensation Plan or award recipients.

Parachute Payment Sanctions.  Certain provisions of the Plan or provisions included in an award agreement may afford a recipient special protections or payments which are contingent on a change in the ownership or effective control of us or in the ownership of a substantial portion of our assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute “parachute payments” that, when aggregated with other parachute payments received by the recipient, if any, could result in the recipient receiving “excess parachute payments” (a portion of which would be allocated to those protections or payments derived from the award). We would not be allowed a deduction for any such excess parachute payments, and the recipient of the payments would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed.

Dissenter’s Rights of Appraisal

The Stockholders have no rights under the NRS, the Company’s Articles of Incorporation or the Company’s By-Laws to dissent from any of the provisions adopted as set forth herein.

Summary of the Actions to be Taken

The Board recommends adopting the Incentive Compensation Plan as adoption of the Incentive Compensation Plan will encourage our employees, directors and consultants to own shares of our Common Stock which will foster broad alignment between the interests of employees, directors and consultants and the interests of our stockholders. The Board also believes that the Incentive Compensation Plan will help us to attract, motivate and retain talented, qualified employees and consultants.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on October 29, 2015, as the record date (the “Record Date”) for the determination of Stockholders who are entitled to receive this Information Statement.

Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders. However, because the stockholders holding at least a majority of the voting rights of all outstanding shares of capital stock as of the Record Date have voted in favor of the foregoing actions by resolution; and having sufficient voting power to approve such proposals through their ownership of the capital stock, no other consents will be solicited in connection with this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the forgoing action will not become effective until at least 20 calendar days after the mailing of this Information Statement.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

While our officers and directors are eligible to be participants in the Incentive Compensation Plan, no awards under the Incentive Compensation Plan have been granted yet.

OUTSTANDING VOTING SECURITIES

Our authorized capital stock consists of 150,000,000 shares of Common Stock at a par value of $0.001 per share. As of the date of the Consent by the Majority Stockholders, October 29, 2015, the Company had 35,262,014 shares of Common Stock issued and outstanding. Each share of outstanding Common Stock is entitled to one vote on matters submitted for Stockholder approval.

On October 29, 2015 the holders of 60.28% of the outstanding shares of our common stock executed and delivered to the Company a written consent approving the action set forth herein. Since the action has been approved by the Majority Stockholders, no proxies are being solicited with this Information Statement.

The NRS provides in substance that unless the Company’s articles of incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of October 29, 2015 by (a) each stockholder who is known to us to own beneficially 5% or more of our outstanding Common Stock; (b) all directors; (c) our executive officers, and (d) all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of October 29, 2015. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of October 29, 2015 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise identified, the address of our directors and officers is c/o NAC Global Technologies, Inc., 4720 Salisbury Road Jacksonville, FL 32256.

Name and address of beneficial owner	Number	Percent(1)
5% Shareholders
Brian St. Denis	5,243,942	14.87%
Directors and Executive Officers
Vincent Genovese	16,013,589	45.41%
Rita M. O’Connor	360,032	1.02%
Edward C. Haversang	673,103	1.91%
All directors and officers as a group (3 people)	17,046,724	48.34%

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2014, and 2013 in all capacities for the accounts of our executives, including the Chief Executive Officer and Chief Financial Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Vincent Genovese(1) Chief Executive Officer, Chief Financial Officer and	2014	164,178	0	0	0	0	0	0	164,178
President	2013	50,580	0	0	0	0	0	0	50,580

Joes L. Pujol, Jr.(2) Former Secretary and	2014	0	0	0	0	0	0	0	0
Treasurer	2013	0	0	0	0	0	0	0	0

Thomas J. Howells(3)	2014	0	0	0	0	0	0	0	0
Former President	2013	0	0	0	0	0	0	0	0

Shelley Goff(4)	2014	0	0	0	0	0	0	0	0
Former Secretary	2013	0	0	0	0	0	0	0	0

(1)	Mr. Genovese was appointed as our Chief Executive Officer and President on April 29, 2014. The amounts set out in the table above for Mr. Genovese for the year 2013 reflect compensation paid by NAC Drive System, Inc., which became our wholly-owned subsidiary on April 29, 2014. Mr. Genovese only received compensation for the year 2013.

(2)	Mr. Pujol was appointed as our Secretary, Treasurer, and Director of Operations and Finance on April 29, 2014. Mr. Pujol did not receive compensation for the years 2013 and 2012. Mr. Pujol resigned from his positions on September 3, 2015.

(3)	Mr. Howells resigned from his position as President on April 29, 2014.

(4)	Ms. Goff resigned from her position as Secretary on April 29, 2014.

Employment Agreements

We entered into an employment agreement, dated April 21, 2014 with Vincent Genovese, our Chief Executive Officer. The employment agreement has an initial term of three (3) years beginning on April 21, 2014. In addition the employment agreement provides Mr. Genovese with a base salary of $200,000 per year. The employment agreement also provides for:

●	Payment of all properly documented and approved expenses for travel.

●	Eligibility to participate in equity-based compensation plans that may be established by the board of directors from time to time applicable to the executive’s services.

For a discussion of payments that we would be obligated to make to Mr. Genovese upon his termination or a change in control, see “Potential Payments upon Termination or Change in Control” on page 9.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table presents information regarding outstanding options held by our named executive officers as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan wards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested ($)

Vincent Genovese	-	-	-	-	-	-	-	-	-
Jose L. Pujol, Jr.	-	-	-	-	-	-	-	-	-

Director Compensation for Fiscal 2014

The Company compensates our non-employee directors on a negotiated basis including expenses for their service. The table below summarizes the compensation earned by our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)	Total ($)
Rita M. O’Connor	0	287,500	0	0	0	0	0
Edward Haversang	0	0	0	0	0	0	0
Brian St. Denis	0	0	0	0	0	0	0

Pension Benefits

We do not have any defined pension plans.

Potential Payments upon Termination or Change in Control

In the event that Mr. Genovese is terminated without cause or there is a change in control, we would be obligated to pay Mr. Genovese:

(1)	His accrued and unpaid base salary (his base salary is currently $200,000);

(2)	the product of (x) any annual bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the termination date and the denominator of which is 365;

(3)	Any accrued and unpaid vacation;

(4)	And amount equal to the sum of an amount equal to thirty six (36) months of his base salary and (b) the annual bonus multiplied by three (3).

Additionally, all stock options, stock appreciation rights, restricted stock, and performance shares (i.e., all equity based compensation) would immediately vest. Currently, Mr. Genovese does not have or have the right to any stock options, stock appreciate rights, or performance shares. Further, we would be obligated to pay Mr. Genovese, on a grossed-up basis, the amount of any excise and income taxes payable by Mr. Genovese as a result of any payments in shares of common stock triggered by his employment agreement, or other agreements between Mr. Genovese and the Company, or any of its subsidiaries. We would also be required to pay to Mr. Genovese any other amounts or benefits required to be paid or provided or which the Mr. Genovese is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and any of its affiliated companies (the “Other Benefits”).

In the event that Mr. Genovese is terminated for cause, we would be obligated to pay Mr. Genovese his base salary through the date of termination plus the amount of any compensation previously deferred by Mr. Genovese and any accrued vacation or other pay pursuant to the Company’s vacation policy, in each case to the extent unpaid.

In the event that Mr. Genovese is terminated due to death or disability, we would be obligated to pay Mr. Genovese’s beneficiaries or legal representatives:

(1)	That portion of his base salary that was not previously paid to him from the last payment date through the date of termination and an amount equal twenty four (24) month’s salary at the level of his base salary then in effect; and

(2)	The Other Benefits and treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

In the event that Mr. Genovese voluntarily terminates his employment, then we would be obligated to pay to Mr. Genovese that portion of his base salary that was not previously paid from the last payment date through the effective date of his voluntary termination, any accrued vacation or other pay pursuant to the Company’s vacation policy, and the Other Benefits.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at Corporate Secretary, 4720 Salisbury Road Jacksonville, FL 32256, telephone: 904-493-6496.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This Information Statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, the Company has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements. You should rely only on the information the Company has provided in this Information Statement. The Company has not authorized any person to provide information other than that provided herein. The Company has not authorized anyone to provide you with different information. You should not assume that the information in this Information Statement is accurate as of any date other than the date on the front of the document.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov.  Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. You are encouraged to review our Annual Report on Form 10-K, together with any subsequent information we filed or will file with the SEC and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Robinson Brog Leinwand Greene Genovese & Gluck P.C., Attn: David E. Danovitch, Esq. at 212-603-6300.

December [*], 2015	By Order of the Board of Directors,

	By:	/s/ Vincent Genovese
Vincent Genovese
Chief Executive Officer

APPENDIX A

2015 INCENTIVE COMPENSATION PLAN

1.          PURPOSE

The purpose of the NAC Global Technologies, Inc. 2015 Incentive Compensation Plan (the “Plan”) is to promote the interests of NAC Global, Inc. (the “Company”) and its stockholders by allowing the Company to attract and retain consultants, professionals, and service providers who provide services to the Company (“Eligible Persons”). The Plan is expected to contribute to the attainment of these objectives by enabling the Company to pay Eligible Persons utilizing shares of Common Stock, par value $0.001 per share (“Shares”) of the Company in addition to cash, the grant to such Eligible Persons of Shares which are restricted as provided in Section 5 of this Plan (“Restricted Shares”). In addition, the Plan also is expected to contribute to the attainment of these objectives by enabling the Company to pay Eligible Persons utilizing stock options (“Options”), which Options may be exercised for Shares.

2.          ADMINISTRATION

The Plan shall be administered by the Company’s Board of Directors (the “Board”). Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan; to establish, amend and rescind any rules and regulations relating to the Plan; and to make all determinations necessary or advisable for the administration of the Plan. The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive. Each of the Chief Executive Officer or the Chief Financial Officer and the Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes of the Plan. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Nevada.

3.          ELIGIBILITY

The class of individuals eligible to receive Restricted Shares or Options (the “Awards”) under the Plan, shall be persons who are Eligible Persons. Eligible Persons are those individuals who are or have been providing bona fide services to the Company that are not of a capital raising nature. Any holder of an Award granted under the Plan shall hereinafter be referred to as a “Participant,” an “Awardee,” or collectively as “Participants” or “Awardees.”

4.          SHARES SUBJECT TO THE PLAN

(a)        Subject to adjustment as provided in Section 6, the maximum number of Shares (including Shares underlying Options) that may be delivered to Participants under the Plan shall be $2,500,000 value of Shares (including Shares underlying Options); provided, however, that the maximum number of Shares of Common Stock (including Shares underlying Options) with respect to which Awards may be granted to any participant in any year is $250,000 worth of Shares. The Shares to be delivered under the Plan may consist of either Shares authorized and reserved for the Plan or Shares subsequently acquired by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

(b)        In the event that prior to the date the Plan shall terminate in accordance with Section 10, any Award granted under the Plan expires unexercised or unvested or is terminated, surrendered or cancelled without the delivery of Shares, or any Restricted Shares are forfeited back to the Company, then the Shares subject to such Award may be made available for subsequent Awards under the terms of the Plan.

5.          GRANT, TERMS AND CONDITIONS OF RESTRICTED SHARES AND/OR OPTIONS

(a)        The Board may from time to time grant Restricted Shares or Options under the Plan to Eligible Persons, subject to such restrictions, conditions, vesting conditions, conditions to exercise Options, and other terms as the Board may determine. At the time a grant of an Award is made, the Board shall determine the duration of the period (the “Restricted Period”) (if Restricted Shares are being Awarded) during which, and the conditions under which, the Restricted Shares shall vest and no longer be subject to forfeiture to the Company. The Board may, in its discretion, at the time a grant of Restricted Shares is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period. The Shares may be deemed to be Restricted Shares by virtue of time vesting or performance vesting milestones placed on the Shares when granted to a Participant.

(b)        The Restricted Shares granted under this Plan shall have the following terms and conditions:

(i)        Nontransferability of Restricted Shares. Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred, encumbered or disposed of during the applicable Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Shares. Notwithstanding the foregoing, Restricted Shares may be transferred pursuant to a qualified domestic relations order, as defined in Section 414(p) of the Internal Revenue Code of 1986, as amended, or any successor provision.

(ii)       Termination of Service as Eligible Person. Any Restricted Shares granted to a Participant pursuant to this Plan may be forfeited if the Participant terminates service as a consultant to the Company for any reason other than death or total disability prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon such forfeiture, the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company shall cause the Restricted Shares that are forfeited to the Company to be either cancelled or retained as treasury Shares. If a Participant shall die while serving as a consultant or if a Participant’s service as a consultant to the Company ceases as a result of the Participant’s becoming totally disabled, all restrictions and conditions applicable to the Restricted Shares held by the Participant shall immediately lapse.

(iii)      Change of Control. Upon the occurrence of a Change of Control, all restrictions and conditions applicable to the Restricted Shares held by Participants shall immediately lapse. “Change in Control” shall mean a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Company’s assets to a non-Affiliate of the Company.

(iv)      Award Agreement. Each grant of Restricted Shares under this Plan shall be evidenced by an agreement with the Company which shall contain the terms and conditions of the Restricted Shares and shall otherwise be consistent with the provisions of this Plan.

(c)        The Board will designate each Eligible Person to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such Option.

(i)        Option Price. The exercise price per share for Common Stock subject to an Option shall be determined by the Board, but shall comply with the following:

(a)       The exercise price per share for Common Stock subject to an Option shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant.

(ii)       Maximum Option Period. The maximum period during which an Option may be exercised shall be ten (10) years from the date such Option was granted.

(d)        If the Board deems it necessary or appropriate, the Company may issue, in the name of each Participant to whom Restricted Shares have been granted, one or more stock certificates representing the total number of Restricted Shares granted to the Participant; provided that such stock certificates bear an appropriate legend or other restriction on transfer. The Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company shall hold such stock certificates, properly endorsed for transfer, for the Participant’s benefit until such time as the Restricted Shares are forfeited to the Company, or the applicable Restricted Period expires and any other conditions applicable to the Restricted Shares are satisfied.

(e)        Holders of Restricted Shares shall not have the right to vote such Restricted Shares or the right to receive any dividends with respect to such Restricted Shares. All distributions, if any, received by a Participant with respect to Restricted Shares as a result of any split-up, distribution, combination of shares, or other similar transaction affecting the Shares, shall be subject to the restrictions of this Section 5.

(f)        Upon the expiration or termination of the applicable Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for or other appropriate documentation evidencing the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Eligible Person or the Eligible Person’s beneficiary or estate, as the case may be.

6.          ADJUSTMENT AND CHANGES IN SHARES

If, after the Effective Date, there is a Share dividend or Share split, recapitalization (including payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change affecting the Shares, the Board shall appropriately adjust the aggregate number of Shares (including Shares underlying Options) available for Awards under the Plan or subject to outstanding Awards, and any other factors, limits or terms affecting any outstanding or subsequently issuable Awards as may be appropriate.

7.          PLAN AMENDMENT AND TERMINATION

The Plan shall automatically terminate on the tenth anniversary of the Plan’s Effective Date. The Board may terminate, suspend or amend the Plan at any time without stockholder approval except to the extent that stockholder approval is required to satisfy applicable requirements imposed by (a) Rule 16b-3 under the Exchange Act, or any successor rule or regulation; or (b) the rules of any exchange on or through which the Shares are then listed or traded. If the Plan is terminated, the terms of the Plan, notwithstanding such termination, shall continue to apply to Awards granted prior to such termination.

8.          APPLICABLE LAW AND REGISTRATION

The grant of Awards and the issuance of Shares (including Shares underlying Options upon their exercise) shall be subject to all applicable laws, rules and regulations, and to such approvals of any governmental agencies or exchanges as may be required. Notwithstanding the foregoing, no Shares or Options shall be issued under the Plan unless the Company is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Shares issued under the Plan may be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any exchange on or through which the Shares are then listed or traded, or any applicable federal or state securities law. The Board may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 8 or other provisions of the Plan.

9.          TAX CONSEQUENCES

The 2015 Incentive Compensation Plan is not qualified under Section 401(a) of the Code.

Stock awarded to an Awardee may be subject to any number of restrictions (including deferred vesting, limitations on transfer, and forfeit-ability) imposed by the Board. In general, the receipt of stock with restrictions will not result in the recognition of income by an Awardee until such time as the shares are either not forfeitable or are freely transferable.

There are no Incentive Stock Options (as that term is defined in Section 422 of the Code) to be awarded under the 2015 Incentive Compensation Plan. All Options awarded will be considered Non-qualified Stock Options.

10.         EFFECTIVE DATE AND DURATION OF PLAN

The Plan shall become effective on the date of the adoption of the Plan by the Board and the Shareholders (“Effective Date”). Subject to the provisions of Section 7, the Plan shall continue until the tenth anniversary of the Effective Date unless the Plan is terminated by exhaustion of the Shares available for issuance under the Plan.